UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 17, 2024

Commission File No. 001-14778

Soligenix, Inc.

(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite B-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)

(609) 538-8200

(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001 per share	SNGX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 1.01 Entry into a Material Definitive Agreement

On April 17, 2024, Soligenix, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement with certain investors (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a public offering (the “Offering”) (i) 3,275,000 shares of the Company’s common stock, (ii) pre-funded warrants to purchase 8,600,000 shares of the Company’s common stock and (iii) common warrants to purchase 11,875,000 shares of the Company’s common stock. The shares of common stock, or pre-funded warrants in lieu thereof, and the common warrants, were sold in units, with each unit consisting of one share of common stock or one pre-funded warrant in lieu thereof and one common warrant. Each unit comprised of common stock and common warrants was sold at a per unit price of $0.40. Each unit comprised of pre-funded warrants and common warrants was sold at a per unit price of $0.399, which represents the same per unit price less the $0.001 per share exercise price of the pre-funded warrants. The common warrants are exercisable at a price of $0.40 per share and have a five-year term.

The Securities Purchase Agreement contains customary conditions to closing, representations and warranties of the Company, and termination rights of the parties, as well as certain indemnification obligations of the Company and ongoing covenants of the Company. Pursuant to the Securities Purchase Agreement, the Company has also agreed not to offer, issue, sell, contract to sell, or grant any option for the sale of or otherwise dispose of the Company’s securities for a period of 90 days following the closing of the Offering. The Company has further agreed not to enter into any variable rate transaction for a period of one year following the closing of the Offering; provided, however, that this restriction does not apply with respect to an at-the-market offering from the 90th day following the closing date of the Offering.

The Offering closed on April 22, 2024. The aggregate gross proceeds from the Offering are approximately $4.75 million before deducting placement agent fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the Offering to fund research, development and commercialization activities, and for general corporate and working capital purposes, which may include, among other things, working capital, product development and/or commercialization, acquisitions, capital expenditures, repayment of debt and other business opportunities.

A.G.P./Alliance Global Partners acted as the sole placement agent (the “Placement Agent”) on a “reasonable best efforts” basis in connection with the Offering pursuant to a Placement Agency Agreement, dated April 17, 2024, by and between the Company and the Placement Agent (the “Placement Agency Agreement”). Pursuant to the Placement Agency Agreement, the Company paid the Placement Agent a cash fee of six and one-half percent (6.5%) of the gross proceeds of the Offering. The Company also paid expenses of accountable legal fees and other reasonable and documented out-of-pocket expenses incurred by the Placement Agent in connection with the Offering in the amount of $75,000, and non-accountable expenses equal to $15,000.

The shares of common stock, the pre-funded warrants, and the common warrants and the shares of common stock underlying the warrants and pre-funded warrants were offered and sold pursuant to the Company’s Registration Statement on Form S-1 (Registration No. 333-276511), which was initially filed on January 16, 2024, amended on March 15, 2024 and April 2, 2024, and declared effective on April 15, 2024 by the Securities and Exchange Commission (the “SEC”).

The foregoing descriptions of the Placement Agency Agreement, Securities Purchase Agreement, pre-funded warrant, and common warrant do not purport to be complete and are qualified in their entirety by reference to the Placement Agency Agreement, Securities Purchase Agreement, pre-funded warrant, and common warrant, which are filed as Exhibit 10.1, 10.2, 4.1 and 4.2, respectively, to this Current Report on Form 8-K. The representations, warranties and covenants contained in the Placement Agency Agreement, Securities Purchase Agreement, pre-funded warrant, and common warrant were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Placement Agency Agreement, Securities Purchase Agreement, pre-funded warrant, and common warrant are filed herewith only to provide information regarding the terms of such agreements, and not to provide any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

Item 8.01. Other Events.

On April 18, 2024, the Company issued a press release announcing the Offering. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)      Exhibits.

Exhibit No.	Description
4.1	Form of Pre-Funded Warrant.
4.2	Form of Common Warrant.
10.1	Placement Agency Agreement dated April 17, 2024.
10.2	Securities Purchase Agreement dated April 17, 2024.
99.1	Press Release dated April 18, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Soligenix, Inc.

April 22, 2024	By:	/s/ Christopher J. Schaber
Christopher J. Schaber, Ph.D.
President and Chief Executive Officer
(Principal Executive Officer)

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